SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 20, 2009

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.        Other Events.

On Nov. 14, 2008, Public Service Company of Colorado (PSCo), a Colorado Corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Colorado Public Utilities Commission (CPUC) to increase Colorado electric rates by $174.7 million annually, or approximately 7.4 percent.  The rate filing is based on a 2009 forecast test year, an electric rate base of $4.2 billion, a requested ROE of 11.0 percent and an equity ratio of 58.08 percent.  PSCo anticipates approved rates to be effective in July 2009.

On Feb. 13, 2009, parties filed answer testimony in the case.  The Colorado Public Utilities Commission Staff (CPUC Staff), accepted PSCo’s forecast test-year and recommended an increase of $110 million based on a 10.37 percent ROE.  The CPUC Staff also recommended that the increase be split into two parts, the first part consisting of $69.9 million, effective in July 2009 and the remaining $40 million to take effect on or about Jan. 1, 2010 to coincide with the implementation of rates from the next rate case.  In addition to ROE, the primary CPUC Staff adjustments are related to the sales forecast, debt rate, incentive pay, and wage increases.  The CPUC Staff also recommends an earnings test to refund any earnings above authorized levels to customers.

The Office of Consumer Council (OCC), recommended a $3.8 million increase based on a historic test year increase of $69.9 million. The OCC recommended an ROE of 9.75 percent and an equity ratio of 53 percent.  The OCC recommended adjustments to the cash working capital and rate case expense.

Other parties filing testimony affecting the revenue requirements were the Colorado Energy Consumers which supported the use of a historic test year; Ratepayers United of Colorado, which recommended a 9.5 percent ROE; and Leslie Glustrom, a citizen intervenor, who raised concerns about the Comanche 3 project as well as PSCo’s consulting and personal communication costs.  Comanche 3 is a 750 MW pulverized coal-fired unit under construction at the existing Comanche Station located near Pueblo, Colo.

On March 20, 2009, PSCo filed rebuttal testimony modifying its request to $159.3 million.  The reduction from the original request was the result of updated information, revisions to incentive compensation recovery, reduced depreciation expense and cost changes related to the Comanche 3 schedule.

A final decision is expected in the summer of 2009.  The following procedural schedule has been established:

•	Staff and intervenor surrebuttal testimony is due April 10, 2009; and
•	The hearing on the merits is scheduled for April 20 - May 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer

March 27, 2009